Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
May 6, 2004

Good morning. During the first quarter our earnings were affected by a variety of supply issues and lingering winter weather conditions. Our manufacturing businesses incurred steel price increases, and a few of these businesses were affected by delays in deliveries and by spot shortages.

Steel prices are fluctuating on a month-to-month basis. During the past few months we have worked diligently to overcome obstacles associated with managing through a time period of unusually high steel price increases. We have set up new internal processes to account for the unique aspects of this situation. I wish I could say that we have a crystal ball that allows us to project future steel prices.

We have recently seen a downward movement on scrap steel surcharges. We will continue to report on a quarterly basis the significant adjustments we incur. Generally speaking, it doesn’t appear that steel prices will retreat as quickly as they increased. If this is the case, the window of opportunity for inexpensive steel-based products may be closed for a while.

During the 1st quarter we modified our sales quotes in order to account for steel cost increases. Some of our customers responded by ordering products to protect their positions while a few others have taken a wait-and-see approach. Generally speaking, I think the market has accepted the fact that steel prices have changed the pricing landscape for a period of time.

Our 1st quarter results reflect reduced margins on current shipments due to steel price increases as well as some reserves for future contracts that are estimated to be at a loss. In situations where we have contracts that are projected to generate a loss, we must record the estimated loss during the quarter in which this information becomes apparent to us. Jim Ivy will provide further details in his update.

Needless to say, this is a very challenging time period for companies that use steel in their manufacturing processes. Fortunately, our Leasing Company’s financial performance was not affected by these issues and continued to provide strong earnings.

As John mentioned, we took steps during the 1st quarter to enhance our balance sheet. I was very pleased with the smoothness and efficiency of our refinancing. It appears our timing was very good. I am pleased with the flexibility our new financing provides us.

At this point, I’ll provide a brief operational overview of our non-rail businesses and then our rail businesses. Steve Menzies will comment on our North American railcar market and our Leasing Company’s performance.

During the 1st quarter, our construction businesses were affected by winter weather conditions. Fortunately, the weather has improved and we are seeing a significant improvement in our construction-related businesses.

Generally speaking, we have been able to revise our prices in our highway safety business to reflect current steel costs. During the past 30 days our business volume and margins have improved on a year-over-year comparison basis. Our access to steel is helping generate sales in this business. In our bridge steel business, the majority of our orders have firm prices. As strange as it may sound, we felt a little fortunate not to have a large backlog in this business. The demand for bridge steel in our market region continues to be low. Our concrete and aggregates business maintained a strong demand throughout the winter, but the weather impacted our ability to deliver these products. As the weather improved in March and April, we resumed our normal delivery pace. We are experiencing cost increases in cement and we are in the process of raising prices.

Our industrial products group performed better during the 1st quarter of this year than in 2003. This business normally operates with a short-term backlog and we price our products based on the current costs of our steel. Several of our customers purchased tanks during this year’s 1st quarter to avoid price increases. The demand for large storage tanks has not surfaced like it normally does in the spring. We think this may be as a result of the rising steel prices. We expect to convert some of our large tank capacity to wind tower structures.

During the 1st quarter, our barge group continued to be affected by the increase in steel prices and by litigation expenses. Jim Ivy will provide some specific data on this during his update. On a positive note, we recently sold some barges at prices that reflect the current price of steel. Our customers are expressing needs for barges but several are waiting to see what the prices will do. Our backlogs almost carry us through the end of the year.

Discovery and pre-trial proceedings continue in our barge litigation. During the 1st quarter we announced that we settled the original barge litigation suit that was filed against us in 2002. In conjunction with this settlement we implemented a barge-monitoring program. We believe this is a fair and equitable means for resolving these issues. It has always been our position that the corrosion issues are directly related to the environmental conditions within the void spaces. It will be most helpful for us to be able to monitor these conditions. Our other barge litigation suits are described in detail in our 10Q.

Now I’ll touch on some of the highlights pertaining to our railcar businesses. Our lst quarter shipments in Europe increased 42% over the 4th quarter to approximately 760 units. We do not see this as a sustainable level. Our 2nd quarter shipments should be in the 600–650 units range. The market demand remains relatively low in Europe.

We have also started seeing the effects of higher steel prices surface in this business. Our European rail business was profitable during the 1st quarter, and we expect to be profitable during the 2nd quarter as well. During the 3rd quarter, in which we have a small break in our production, we plan a summer shutdown for maintenance purposes. We expect to lose a little money during this time period. During the 4th quarter we expect to break even. For the year, we expect to make a small profit.

During the 1st quarter, the North American railcar industry continued to improve. Steve Menzies will provide information pertaining to the industry order levels. As I’ve stated before, we are not pursuing orders based on market share percentage goals. We are highly focused on obtaining orders that allow us to tack on to existing production lines and reload our facilities.

At this point the majority of our production lines are booked through the end of this year. We have tried to balance our production schedules close to what we expect to obtain in materials and with adequate time to train our workforce. We also don’t want to get too far ahead of the overall market demand.

Our first quarter earnings were affected by a shortage of materials. This is a very difficult figure to precisely quantify. Numerous times we had to idle our workforce due to spot material shortages. Late delivery on steel has also put several of our suppliers who use steel in a position of late delivery. We continue to have a variety of material-related issues. As an example, during April, the spring storms washed out a major rail bridge between the U.S. and Mexico. This affected our material deliveries into Mexico. This is a very challenging time period for our production personnel. As I’ve stated in previous conference calls, the entire North American railcar supply chain is struggling to support the rapid industry growth. We expect the magnitude of the issues to decrease as we transition through the year. This reinforces the reason for our multi-phased structured program of expanding our production and our tactical sales approach.

At the end of the 1st quarter our backlog of orders for railcars in North America increased to approximately 16,700 units, in addition to approximately 500 auto racks. Since auto racks are a super structure built on top of an existing railcar, we do not include them in our railcar backlog figures.

Our shipments for the 1st quarter were basically flat when compared to the 4th quarter. In North America, we shipped approximately 2,800 railcars during the 1st quarter. During this time period we reopened one of our idled facilities in Texas, and we are currently reopening a second facility. When our shipments are at this level, our product mix impacts our financial results.

In the 1st quarter, almost 20% of our shipments were delivered to customers of our Leasing Company. We expect to increase our shipments during the 2nd quarter by 18%–25%, to approximately 3300 to 3500 range. Approximately 25%–30% of our shipments in the 2nd quarter will be to customers of our Leasing Company.

We expect our rail group to make $1 million to $2 million of operating profit in the 2nd quarter. We expect to increase our shipments in the 3rd quarter to the 3,800-4,000 unit level. We expect our rail group’s 3rd quarter operating profit to be over $8 million. The primary issue we see that could affect our ability to increase our production and generate the income we expect relates to material shortage and cost issues.

From an overall earnings point of view, Trinity’s 1st quarter should be the worst quarter this year. For the 2nd quarter we expect an earnings range from a small loss to a profit of 10 cents per share. We expect the 3rd quarter to be in the 10 cents–20 cents earnings per share range. There is still too much uncertainty from a supply point of view and a steel price point of view for us to project a precise figure for the 4th quarter.

Generally speaking, I’m upbeat about the progress we are making as a company. Each of our major businesses appears to be in a recovery stage, and our Leasing business is generating consistent results. Trinity is very fortunate to have several business platforms with a significant amount of potential for growth.

At this point, I’ll turn it over to Steve Menzies.